EXHIBIT 99.1

Ducommun Incorporated Reports Results for the

Third Quarter Ended October 2, 2010

LOS ANGELES, California (November 1, 2010) — Ducommun Incorporated (NYSE:DCO) today reported results for its third quarter and nine months ended October 2, 2010.

Sales for the third quarter of 2010 decreased 9.5% to $99.4 million, as compared to sales of $109.9 million for the third quarter of 2009. Net income for the third quarter of 2010 was $5.8 million, or $0.55 per diluted share, compared to net income of $6.2 million, or $0.59 per diluted share for the comparable period last year. The third quarter 2010 results benefited from a change in provision for unrecognized tax benefits of approximately $2.0 million, or $0.19 per diluted share.

“Ducommun experienced weakness in our military business this quarter, primarily reflecting delays in shipments of some orders now expected to be delivered later this year or early in 2011,” said Anthony J. Reardon, president and chief executive officer. “That said, we saw further strengthening in our commercial markets, including regional aircraft, and are confident that Ducommun is well positioned for a general rebound in the commercial markets next year. We continue to be selected as an essential tier-two supplier on a variety of new programs and are taking the necessary steps to ensure improved operating performance in 2011.”

The decrease in sales for the third quarter of 2010 was due to lower year-over-year sales of engineering services and lower product sales for military aircraft programs. The Company’s mix of business in the third quarter of 2010 was approximately 57% military, 42% commercial and 1% space, compared to 65% military, 33% commercial and 2% space in the third quarter of 2009.

Gross profit, as a percent of sales, decreased slightly to 20.0% in the third quarter of 2010, compared to 20.5% in the third quarter of 2009. Gross profit margins for the third quarter of 2010 were negatively impacted by a decline in operating performance at DAS, which resulted principally from an unfavorable change in sales mix and lower volume. Gross profit was negatively impacted in the third quarter of 2010 by $0.8 million, or 1.0 percentage point, due to the continuation of incremental start-up and development costs for several new programs which generated approximately $2.1 million in sales.

Selling, general and administrative (“SG&A”) expenses increased to $13.7 million, or 13.8% of sales, in the third quarter of 2010, compared to $12.6 million, or 11.5% of sales, in the third quarter of 2009. The increase in SG&A expenses was primarily due to higher compensation costs and investment in product development programs.

Net income for the third quarter of 2010 decreased 6.7% from the third quarter of 2009 primarily due to lower operating income, partially offset by lower income tax expense and lower interest expense. The Company’s effective tax benefit for the third quarter 2010 was 1.5% as a result of the revision of the Company’s estimate of its unrecognized tax benefits related to research and development tax credits. The Company’s effective tax rate for the third quarter 2009 was 33.0%.

Sales for the first nine months of 2010 decreased 5.7% to $306.6 million from $325.1 million for the comparable period in 2009. Net income for the first nine months of 2010 increased 16.9% to $15.6 million, or $1.48 per diluted share, compared to net income of $13.4 million, or $1.27 per diluted share, for the comparable period last year.

The decrease in sales for the first nine months of 2010 from the same period last year was due to lower sales of engineering services and lower products sales for military helicopters, partially offset by growth in product sales of commercial aircraft programs. The Company’s mix of business in the first nine months of 2010 was approximately 58% military, 40% commercial and 2% space, compared to 62% military, 36% commercial and 2% space in the first nine months of 2009.

Gross profit, as a percent of sales, increased to 20.1% in the first nine months of 2010, compared to 18.3% in the first nine months of 2009. Gross profit margins were negatively impacted in the nine months of 2010 by $3.7 million, or 1.5 percentage points, due to start-up and development costs on several new programs which generated approximately $8.0 million in sales. Gross profit in the first nine months of 2010 was favorably impacted by an adjustment to operating expenses of approximately $1.3 million, or 0.4 percentage points, relating to the reversal of certain accounts payable accruals recorded in prior periods. Gross profit for the nine months of 2009 was negatively impacted by $5.1 million, or 2.0 percentage points, due to an inventory reserve of $4.3 million related to the Eclipse Aviation Corporation bankruptcy filing in March 2009 and an inventory valuation adjustment of $0.8 million.

SG&A expenses increased to $39.5 million, or 12.9% of sales, in the first nine months of 2010, compared to $37.6 million, or 11.6% of sales, in the first nine months of 2009. The increase in SG&A expenses was primarily due to higher expenses from the amortization of intangible assets of approximately $1.2 million and higher compensation costs and investment in product development programs.

Net income for the first nine months of 2010 increased 16.9% from the first nine months of 2009 primarily due to the reasons stated above along a reduced provision for income taxes as described in the third quarter discussion above and lower interest expense. The Company’s effective tax rate for the first nine months of 2010 was 23.4% compared to 33.0% in the comparable 2009 period.

Mr. Reardon concluded, “Our backlog improved during the quarter, rising to $320.9 million from $305.6 million in the second quarter, reflecting new business awards and long-term follow-on contracts. In addition, we expect 2011 to benefit from a pickup in the Boeing 737, 777, and 787 programs, as well as encouraging signs of a gradual recovery in the regional jet market. Overall, we view the current positive market trends as gaining traction, pointing to a strong commercial aerospace industry next year that should help offset the impact of lower build rates on the C-17 and Apache. We believe the improved forecast in the commercial market supports a more optimistic outlook for the quarters ahead.”

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held tomorrow, November 2, 2010 at 10:00 AM PT (1:00 PM ET). To participate in the teleconference, please call 866-770-7129 (International 617-213-8067) approximately ten minutes prior to the conference time stated above. The participant passcode is 18486296. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed directly at the Ducommun Incorporated website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 28621498. The webcast is also being distributed over Thomson/CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson/CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry. The Company is a supplier of critical components and assemblies for commercial aircraft, military aircraft, and missile and space programs through its three business units: Ducommun AeroStructures (DAS), Ducommun Technologies (DTI), and Miltec. Additional information can be found at www.ducommun.com.

CONTACT:	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385 / cwitty@darrowir.com

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2009 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	For Three Months Ended		For Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Sales and Service Revenues:
Product sales	$89,473	$95,227	$274,155	$277,993
Service revenues	9,970	14,676	32,481	47,090

Net Sales	99,443	109,903	306,636	325,083

Operating Costs and Expenses:
Cost of product sales	72,041	76,015	219,708	228,217
Cost of service revenues	7,465	11,350	25,330	37,294
Selling, general and administrative expenses	13,705	12,647	39,484	37,591

Total Operating Costs and Expenses	93,211	100,012	284,522	303,102

Operating Income	6,232	9,891	22,114	21,981
Interest Expense, Net	(544)	(652)	(1,692)	(2,005)

Income Before Taxes	5,688	9,239	20,422	19,976
Income Tax Expense	85	(3,049)	(4,773)	(6,592)

Net Income	$5,773	$6,190	$15,649	$13,384

Earnings Per Share:
Basic earnings per share	$0.55	$0.59	$1.48	$1.28
Diluted earnings per share	$0.55	$0.59	$1.47	$1.27
Weighted Average Number of Common Shares Outstanding:
Basic	10,499	10,449	10,483	10,465
Diluted	10,583	10,491	10,564	10,502

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited) October 2, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$1,787	$18,629
Accounts receivable	55,918	48,378
Unbilled receivables	3,138	4,207
Inventories	76,029	67,749
Production cost of contracts	16,879	12,882
Deferred income taxes	5,453	4,794
Other current assets	5,994	7,452

Total Current Assets	165,198	164,091
Property and Equipment, Net	59,607	60,923
Goodwill	100,442	100,442
Other Assets, Net	25,184	28,453

	$350,431	$353,909

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$188	$4,963
Accounts payable	33,389	39,434
Accrued liabilities	29,136	33,869

Total Current Liabilities	62,713	78,266
Long-Term Debt, Less Current Portion	21,108	23,289
Deferred Income Taxes	9,079	7,732
Other Long-Term Liabilities	7,816	10,736

Total Liabilities	100,716	120,023

Commitments and Contingencies
Shareholders’ Equity:
Common stock	106	106
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	60,629	58,498
Retained earnings	194,050	180,760
Accumulated other comprehensive loss	(3,146)	(3,554)

Total Shareholders’ Equity	249,715	233,886

	$350,431	$353,909